SECOND AMENDMENT TO THE
ETF TRANSFER AGENT SERVICING AGREEMENT
    THIS SECOND AMENDMENT (this “Amendment”) to the ETF Transfer Agent Servicing Agreement, dated as of August 29, 2022, as amended (the “Agreement”), is made and entered into by and between FUNDX INVESTMENT TRUST, a Delaware statutory trust (the “Trust”) U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
RECITALS
    WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend Exhibit A of the Agreement to add FundX Global Equity ETF and FundX Future Fund Opportunities ETF; and
WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by the parties and authorized or approved by the Board of Trustees.
    NOW, THEREFORE, the parties agree as follows:
Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

FUNDX INVESTMENT TRUST        U.S. BANCORP FUND SERVICES, LLC

By: ___/s/ Jeffrey Smith______________    By: ____/s/ Gregory Farley______________
Name: Jeffrey Smith________________    Name: _Gregory Farley________________
Title: _President___________________    Title: __Sr. Vice President______________
Date: _May 30, 2024________________    Date: __May 31, 2024__________________

Exhibit A to the Transfer Agent Servicing Agreement
Separate Series of Fund X Investment Trust
Name of Series
FundX ETF
FundX Aggressive ETF
FundX Conservative ETF
FundX Flexible ETF
FundX Global Equity ETF
FundX Future Fund Opportunities ETF